As filed with the Securities and Exchange Commission on October 17, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PC MALL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4518700
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

2555 W. 190th Street, Suite 201

Torrance, CA 90504

(310) 354-5600

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Frank F. Khulusi

Chairman of the Board, President and Chief Executive Officer

PC Mall, Inc.

2555 W. 190th Street, Suite 201

Torrance, CA 90504

(310) 354-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig S. Mordock, Esq.

Morrison & Foerster LLP

19900 MacArthur Boulevard

Irvine, California 92612

(949) 251-7500

Approximate date of commencement of proposed sale to public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of shares to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value per share	633,981 shares	$17.52(2)	$11,107,347(2)	$341

(1)

This Registration Statement also covers an indeterminate number of shares that may be issued in connection with an adjustment in the amount of shares of common stock as a result of any stock split, stock dividend or similar transaction, as provided by Rule 416 under the Securities Act of 1933.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based upon the average of the high and low prices of our common stock as reported on The Nasdaq Global Market on October 12, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement containing this prospectus, which was filed with the Securities and Exchange Commission, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2007

PROSPECTUS

633,981 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 633,981 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholder” in this prospectus. The shares of common stock that may be offered and sold by the selling stockholders under this prospectus were issued by us in connection with our acquisition of SARCOM, Inc. on September 17, 2007. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders may offer the shares of common stock from time to time through public or private transactions, on or off the Nasdaq Global Market, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or through agents, dealers or underwriters. For additional information on their available methods of sale, you should refer to the “Plan of Distribution” section of this prospectus.

We have agreed to pay all expenses of registration incurred in connection with this offering, except any selling commissions, brokerage fees, applicable stock transfer taxes and fees and disbursements of counsel to the selling stockholders.

Our common stock is listed on The Nasdaq Global Market under the symbol “MALL.”  On October 12, 2007, the last reported sale price of our common stock was $17.65 per share.

Investing in our common stock involves risks. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 5 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2007

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this registration statement, the selling stockholders listed in the selling stockholder table included in this prospectus may from time to time offer and sell up to 633,981 shares of our common stock owned by them, at prices and on terms to be determined at or prior to the time of sale. This prospectus and any applicable prospectus supplement contain information you should know before investing, including important information about us and our common stock being offered. You should read both the prospectus and any applicable prospectus supplement as well as the additional information contained in the documents described under the heading “Where You Can Find Additional Information” of this prospectus before investing in shares of our common stock.

This prospectus describes the general manner in which our common stock may be offered by this prospectus. The selling stockholders may provide a prospectus supplement when selling shares of our common stock. That prospectus supplement may include a discussion of any special considerations that apply to those securities or the manner in which they are offered. The prospectus supplement provided by a selling stockholder may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and an accompanying prospectus supplement, you should rely on the information in that prospectus supplement.

We are not making any representation to any purchaser of the securities registered hereby regarding the legality of an investment in the securities by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own advisors for legal, business and tax advice regarding an investment in the securities offered hereby.

When used in this prospectus, the terms “PC Mall,” “we,” “our” and “us” refer to PC Mall, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified. PC Mall® is a registered trademark of PC Mall Sales, Inc., a wholly-owned subsidiary of PC Mall, Inc. Other brands, names and trademarks referred to in this prospectus are the property of their respective owners.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including any document incorporated by reference herein) includes statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this prospectus (including any document incorporated by reference herein), other than those that are historical, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may,” “assume” and “continue,” as well as variations of such words and similar expressions, also identify forward-looking statements.

Forward-looking statements in this prospectus (including any document incorporated by reference herein), including those regarding our expectations, beliefs, anticipations, objectives, intentions, plans and strategies regarding the future, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statement. Such risks and uncertainties may be detailed from time to time in our filings with the SEC and under the heading “Risk Factors” in this prospectus.

The following factors, in addition to those factors identified in the section entitled “Risk Factors” beginning on page 5 of this prospectus, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward-looking statements:

•                  the possibility that we will not fully realize the anticipated benefits of the SARCOM acquisition;

•                  our ability to successfully integrate the operations of SARCOM with our operations;

•                  our ability to execute our business strategy;

•                  changes in general economic and business conditions;

•                  our financial condition and liquidity following the SARCOM acquisition, as well as our future cash flows and earnings;

•                  the availability of funding;

•                  catastrophic events and natural disasters such as fires and floods;

•                  acts of war or terrorist activities; and

•                  other economic, political and technological risks and uncertainties.

All forward-looking statements contained in this prospectus are made only as of the date on the cover hereof and, except as required by law, we undertake no obligation to update or revise any forward-looking statements or the risks and uncertainties related thereto, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated into it by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” the documents incorporated by reference and the financial statements and related notes contained therein.

About PC Mall

PC Mall, Inc., together with its wholly-owned subsidiaries, is a rapid response direct marketer of computer hardware, software, peripheral, electronics, and other consumer products and services. We offer products and services to businesses, government and educational institutions, as well as individual consumers, through dedicated outbound and inbound telemarketing account executives, the Internet, direct marketing techniques, direct response catalogs, a direct sales force and three retail showrooms. We offer a broad selection of products through our distinctive full-color catalogs under the PC Mall, MacMall and PC Mall Gov brands, our websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, wareforce.com and onsale.com, and other promotional materials. We operate in two reportable segments: (1) a rapid response supplier of technology solutions for businesses, government and educational institutions, as well as consumers, collectively referred to as “Core business” and (2) an online retailer of computer and consumer electronic products under the OnSale.com brand.

PC Mall, Inc. was incorporated in the State of Delaware in 1987 and our principal executive offices are located at 2555 W. 190th Street, Suite 201, Torrance, CA 90504. Our telephone number at that location is (310) 354-5600. Our website is located at www.pcmall.com. Information on or accessible through our website is not a part of this prospectus.

Acquisition of SARCOM

We completed our acquisition of SARCOM on September 17, 2007. In partial consideration for the acquisition, we issued an aggregate of 633,981 shares of our common stock to SARCOM’s preferred stockholders. We are registering on behalf of the former stockholders of SARCOM all of the shares of our common stock issued in the acquisition.

SARCOM provides enterprise hardware and software solutions, product procurement solutions and professional and managed services, including support, system design, implementation and education. SARCOM is headquartered in Columbus, Ohio.

The Offering

Common Stock Offered	The selling stockholders may offer from time to time up to 633,981 shares of our common stock.

Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholders.

Nasdaq Global Market Symbol	MALL

Risk Factors	See the information provided under the heading “Risk Factors” to read about the risks you should carefully consider before buying shares of our common stock.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained and incorporated by reference in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose all or a part of your investment.

Our revenue is dependent on sales of products from a small number of key manufacturers, and a decline in sales of products from these manufacturers could materially harm our business.

Our revenue is dependent on sales of products from a small number of key manufacturers, including Apple, HP, IBM, Lenovo, Microsoft and Sony. For example, products manufactured by Apple accounted for approximately 21.4% and 16.3% of our total net sales for the quarters ended June 30, 2007 and 2006, and products manufactured by HP accounted for approximately 21.1% and 23.4% of our total net sales for the quarters ended June 30, 2007 and 2006. A decline in sales of any of our key manufacturers’ products, whether due to decreases in supply of or demand for their products, termination of any of our agreements with them, or otherwise, could have a material adverse impact on our sales and operating results.

Certain of our key vendors provide us with incentives and other assistance that reduce our operating costs, and any decline in these incentives and other assistance could materially harm our operating results.

Certain of our key vendors, including Adobe, Apple, Cisco, HP, IBM, Ingram Micro, Lenovo, Microsoft, Sony, Sun Microsystems and Tech Data, provide us with trade credit or substantial incentives in the form of discounts, credits and cooperative advertising. We have agreements with most of our key vendors under which they provide us, or they have otherwise consistently provided us, with market development funds to finance portions of our catalog publication and distribution costs based upon the amount of coverage we give to their respective products in our catalogs or other advertising mediums. Any termination or interruption of our relationships with one or more of these vendors, particularly Apple or HP, or modification of the terms or discontinuance of our agreements and market development fund programs and arrangements with these vendors, could adversely affect our operating income and cash flow.

We do not have long-term supply agreements or guaranteed price or delivery arrangements with our vendors.

In most cases we have no guaranteed price or delivery arrangements with our vendors. As a result, we have experienced and may in the future experience inventory shortages on certain products. Furthermore, the personal computer industry occasionally experiences significant product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products as needed. We cannot assure you that suppliers will maintain an adequate supply of products to fulfill our orders on a timely basis, or at all, or that we will be able to obtain particular products on favorable terms or at all. Additionally, we cannot assure you that product lines currently offered by suppliers will continue to be available to us. A decline in the supply or continued availability of the products of our vendors, or a significant increase in the price of those products, could reduce our sales and affect our operating results.

Substantially all of our agreements with vendors are terminable within 30 days.

Substantially all of our agreements with vendors are terminable upon 30 days’ notice or less. For example, while we are an authorized dealer for the full retail line of HP and Apple products, HP and Apple can terminate our dealer agreements upon 30 days’ notice. Vendors that currently sell their products through us could decide to sell, or increase their sales of, their products directly or through other resellers or channels. Any termination, interruption or adverse modification of our relationship with a key vendor or a significant number of other vendors would likely adversely affect our operating income, cash flow and future prospects.

Our success is dependent in part upon the ability of our vendors to develop and market products that meet changes in marketplace demand, as well as our ability to sell popular products from new vendors.

The products we sell are generally subject to rapid technological change and related changes in marketplace demand. Our success is dependent in part upon the ability of our vendors to develop and market products that meet these changes in marketplace demand. Our success is also dependent on our ability to develop relationships with and sell products from new vendors that address these changes in marketplace demand. To the extent products that address changes in marketplace demand are not available to us, or are not available to us in sufficient quantities or on acceptable terms, we could encounter increased price and other competition, which would likely adversely affect our business, financial condition and results of operations.

We may not be able to maintain existing or build new vendor relationships, which may affect our ability to offer a broad selection of products at competitive prices and negatively impact our results of operations.

We purchase products for resale both directly from manufacturers and indirectly through distributors and other sources, all of whom we consider our vendors. We do not have long-term agreements with any of these vendors. Any agreements with vendors governing our purchase of products are generally terminable by either party upon 30 days’ notice or less. In general, we agree to offer products through our catalogs and on our websites and the vendors agree to provide us with information about their products and honor our customer service policies. If we do not maintain our existing relationships or build new relationships with vendors on acceptable terms, including favorable product pricing and vendor consideration, we may not be able to offer a broad selection of products or continue to offer products at competitive prices. In addition, some vendors may decide not to offer particular products for sale on the Internet, and others may avoid offering their new products to retailers offering a mix of close-out and refurbished products in addition to new products. From time to time, vendors may terminate our right to sell some or all of their products, change the applicable terms and conditions of sale or reduce or discontinue the incentives or vendor consideration that they offer us. Any such termination or the implementation of such changes, or our failure to build new vendor relationships, could have a negative impact on our operating results. Additionally, some products are subject to manufacturer or distributor allocation, which limits the number of units of those products that are available to us and may adversely affect our operating results.

Our narrow gross margins magnify the impact of variations in our operating costs and of adverse or unforeseen events on our operating results.

We are subject to intense price competition with respect to the products we sell. As a result, our gross margins have historically been narrow, and we expect them to continue to be narrow. Our narrow gross margins magnify the impact of variations in our operating costs and of adverse or unforeseen events on our operating results. If we are unable to maintain our gross margins in the future, it could have a material adverse effect on our business, financial condition and results of operations. In addition, because price is an important competitive factor in our industry, we cannot assure you that we will not be subject to increased price competition in the future. If we become subject to increased price competition in the future, we cannot assure you that we will not lose market share, that we will not be forced to reduce our prices and further reduce our gross margins, or that we will be able to compete effectively.

We experience variability in our net sales and net income on a quarterly basis as a result of many factors.

We experience variability in our net sales and net income on a quarterly basis as a result of many factors. These factors include the frequency of our catalog mailings, introduction or discontinuation of new catalogs, variability in vendor programs, the introduction of new products or services by us and our competitors, changes in prices from our suppliers, the loss or consolidation of significant suppliers or customers, general competitive conditions such as pricing, our ability to control costs, the timing of our capital expenditures, the condition of the personal computer and electronics industry in general, seasonal shifts in demand for computer and electronics products, industry announcements and market acceptance of new products or upgrades, deferral of customer orders in anticipation of new product applications, product enhancements or operating systems, the relative mix of products sold during the period, any inability on our part to obtain adequate quantities of products carried in our catalogs, delays in the release by suppliers of new products and inventory adjustments, our expenditures on new business ventures, adverse weather conditions that affect response, distribution or shipping to our customers, and general economic conditions and geopolitical events. Our planned operating expenditures each quarter are based on sales forecasts for the quarter. If our sales do not meet expectations in any given quarter, our operating results for the quarter may be materially adversely affected. Our narrow gross margins may magnify the impact of these factors on our operating results. We believe that period-to-period comparisons of our operating results are not necessarily a good indication of our future performance. In addition, our results in any quarterly period are not necessarily indicative of results to be expected for a full fiscal year. In future quarters, our operating results may be below the expectations of public market analysts or investors and as a result the market price of our common stock could be materially adversely affected.

The transition of our business strategy to increasingly focus on commercial and public sector sales presents numerous risks and challenges, and may not improve our profitability or result in expanded market share.

An important element of our business strategy is to increasingly focus on commercial and public sector sales. In shifting our focus, we face numerous risks and challenges, including competition from a wider range of sources and an increased need to develop strategic relationships. We cannot assure you that our increased focus on commercial and public sector sales will result in expanded market share or increased profitability. Furthermore, revenue from our public sector business is derived from sales to federal, state and local governmental departments and agencies, as well as to educational institutions, through various contracts and open market sales. Government contracting is a highly regulated area, and noncompliance with government procurement regulations or contract provisions could result in civil, criminal, and administrative liability, including substantial monetary fines or damages, termination of government contracts, and suspension, debarment or ineligibility from doing business with the government. The effect of any of these possible actions by any governmental department or agency with which we contract could adversely affect our business and results of operations.

Our investments in our outbound telemarketing sales force model may not improve our profitability or result in expanded market share.

We have made and are currently making efforts to increase our market share by investing in training and retention of our outbound telemarketing sales force. We have also incurred, and expect to continue to incur, significant expenses resulting from infrastructure investments related to our outbound telemarketing sales force. We cannot assure you that any of our investments in our outbound telemarketing sales force will result in expanded market share or increased profitability in the near or long term.

Our financial performance could be adversely affected if we are not able to retain and increase the experience of our sales force or if we are not able to maintain or increase their productivity.

Our sales and operating results may be adversely affected if we are unable to increase the average tenure of our account executives or if the sales volumes and profitability achieved by our account executives do not increase with their increased experience.

Existing or future government and tax regulations could expose us to liabilities or costly changes in our business operations, and could reduce demand for our products and services.

Based upon current interpretations of existing law, certain of our subsidiaries currently collect and remit sales or use tax only on sales of products or services to residents of the states in which the respective subsidiaries have a physical presence or have voluntarily registered for sales tax collection. The U.S. Supreme Court has ruled that states, absent Congressional legislation, may not impose tax collection obligations on an out-of-state direct marketer whose only contacts with the taxing state are distribution of catalogs and other advertisement materials through the mail, and whose subsequent delivery of purchased goods is by mail or interstate common carriers. However, we cannot predict the level of contact with any state which would give rise to future or past tax collection obligations. Additionally, it is possible that federal legislation could be enacted that would permit states to impose sales or use tax collection obligations on out-of-state direct marketers. Furthermore, court cases have upheld tax collection obligations on companies, including mail order companies, whose contacts with the taxing state were quite limited (e.g., visiting the state several times a year to aid customers or to inspect showrooms stocking their goods). We believe our operations in states in which we have no physical presence are different from the operations of the companies in those cases and are thus not subject to the tax collection obligations imposed by those decisions. Various state taxing authorities have sought to impose on direct marketers with no physical presence in the taxing state the burden of collecting state sales and use taxes on the sale of products shipped or services sold to those states’ residents, and it is possible that such a requirement could be imposed in the future.

Furthermore, we are subject to general business regulations and laws, as well as regulations and laws specifically governing companies that do business over the Internet. Such existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation of e-commerce, user privacy, marketing and promotional practices (including electronic communications with our customers and potential customers), database protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, product safety, the provision of online payment services, copyrights, patents and other intellectual property rights, unauthorized access (including the Computer Fraud and Abuse Act), and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel, trespass, data mining and collection, and personal privacy, among other laws, apply to the Internet and e-commerce. Unfavorable resolution of these issues may expose us to liabilities and costly changes in our business operations, and could reduce customer demand for our products. The growth and demand for online commerce has and may continue to result in more stringent consumer protection laws that impose additional compliance burdens on online companies. For example, legislation in California requires us to notify our California customers if certain personal information about them is obtained by an unauthorized person, such as a computer hacker. These consumer protection laws could result in substantial compliance costs and could decrease our profitability.

Part of our business strategy includes the acquisition of other companies, and we may have difficulties integrating acquired companies into our operations in a cost-effective manner, if at all.

One element of our business strategy involves expansion through the acquisition of businesses, assets, personnel or technologies that allow us to complement our existing operations, expand our market coverage, or add new business capabilities. We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, and the purchase or sale of assets. Our acquisition strategy depends on the availability of suitable acquisition candidates at reasonable prices and our ability to resolve challenges associated with integrating acquired businesses into our existing business, including challenges we may face in connection with our recent acquisition of SARCOM, Inc. No assurance can be given that the benefits or synergies we may expect from the acquisition of complementary or supplementary companies or businesses will be realized to the extent or in the time frame we initially anticipate. We may lose key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after announcement of acquisition plans. In addition, acquisitions may involve a number of risks and difficulties, including expansion into new geographic markets and business areas, the diversion of management’s attention to the operations and personnel of the acquired company, the integration of the acquired company’s personnel, operations and management information systems, changing relationships with customers, suppliers and strategic partners, and potential short-term adverse effects on our operating results. These challenges can be magnified as the size of the acquisition increases. Any delays or unexpected costs incurred in connection with the integration of acquired companies or otherwise related to the acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions may require large one-time charges and can result in increased debt or other contingent liabilities, adverse tax consequences, deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact our business, financial condition and results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our common stock to decline.

An acquisition could absorb substantial cash resources, require us to incur or assume debt obligations, or involve our issuance of additional equity securities. If we are not able to obtain financing, then we may not be in a position to consummate acquisitions. If we issue equity securities in connection with an acquisition, we may dilute our common stock with securities that have an equal or a senior interest in our company. If we incur additional debt to pay for an acquisition, it may significantly increase our interest expense, leverage and debt service requirements and could negatively impact financial covenants in our credit facility or limit our ability to obtain credit from our vendors. Acquired entities also may be highly leveraged or dilutive to our earnings per share, or may have unknown liabilities. In addition, the combined entity may have lower revenues or higher expenses and therefore may not achieve the results that we anticipated at the time of the acquisition. Any of these factors relating to acquisitions could have a material adverse impact on our business, financial condition and results of operations.

We cannot assure you that we will be able to consummate any pending or future acquisitions or that we will realize any anticipated benefits from these acquisitions. We may not be able to find suitable acquisition opportunities that are available at attractive valuations, if at all. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms, and any decline in the price of our common stock may make it significantly more difficult and expensive to initiate or consummate additional acquisitions. We cannot assure you that we will be able to implement or sustain our acquisition strategy or that our strategy will ultimately prove profitable.

We may not be able to maintain profitability on a quarterly or annual basis.

Our ability to maintain profitability on a quarterly or annual basis given our planned business strategy depends upon a number of factors, including our ability to achieve and maintain vendor relationships, procure merchandise and fulfill orders in an efficient manner, leverage our fixed cost structure, maintain adequate levels of vendor consideration, and maintain customer acquisition costs at acceptable levels. Our ability to maintain profitability on a quarterly or annual basis will also depend on our ability to manage and control operating expenses and to generate and sustain adequate levels of revenue. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenue is lower than we project. In addition, we may find that our business plan costs more to execute than we currently anticipate. Some of the factors that affect our ability to maintain profitability on a quarterly or annual basis are beyond our control.

The effect of the change in accounting rules for stock-based compensation may materially adversely affect our consolidated operating results, our stock price and our ability to hire, retain and motivate employees.

We use employee stock options and other stock-based compensation to hire, retain and motivate certain of our employees. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” which requires us to measure compensation costs for all stock-based compensation (including stock options) at fair value as of the date of grant and to recognize these costs as expenses in our consolidated statements of operations. We adopted SFAS 123R on January 1, 2006. The recognition of non-cash stock-based compensation expenses in our consolidated statements of operations had and will have a negative effect on our consolidated operating results, including our net income and earnings per share, which could negatively impact our stock price. Additionally, if we reduce or alter our use of stock-based compensation to reduce these expenses and their impact, our ability to hire, motivate and retain certain employees could be adversely affected and we may need to increase the cash compensation we pay to these employees.

Our operating results are difficult to predict and may adversely affect our stock price.

Our operating results have fluctuated in the past and are likely to vary significantly in the future based upon a number of factors, many of which we cannot control. We operate in a highly dynamic industry and future results could be subject to significant fluctuations. These fluctuations could cause us to fail to meet or exceed financial expectations of investors or analysts, which could cause our stock price to decline rapidly and significantly. Revenue and expenses in future periods may be greater or less than revenue and expenses in the immediately preceding period or in the comparable period of the prior year. Therefore, period-to-period comparisons of our operating results are not necessarily a good indication of our future performance. Some of the factors that could cause our operating results to fluctuate include:

•                  the amount and timing of operating costs and capital expenditures relating to any expansion of our business operations and infrastructure;

•                  price competition that results in lower sales volumes, lower profit margins, or net losses;

•                  fluctuations in mail-in rebate redemption rates;

•                  the amount and timing of advertising and marketing costs;

•                  our ability to successfully integrate operations and technologies from any future acquisitions or other business combinations;

•                  changes in the number of visitors to our websites or our inability to convert those visitors into customers;

•                  technical difficulties, including system or Internet failures;

•                  fluctuations in the demand for our products or overstocking or understocking of our products;

•                  introduction of new or enhanced services or products by us or our competitors;

•                  fluctuations in shipping costs, particularly during the holiday season;

•                  economic conditions generally or economic conditions specific to the Internet, e-commerce, the retail industry or the mail order industry;

•                  changes in the mix of products that we sell; and

•                  fluctuations in levels of inventory theft, damage or obsolescence that we incur.

If we fail to accurately predict our inventory risk, our gross margins may decline as a result of required inventory write downs due to lower prices obtained from older or obsolete products.

We derive most of our gross sales from products sold out of inventory at our distribution facilities. We assume the inventory damage, theft and obsolescence risks, as well as price erosion risks for products that are sold out of inventory stocked at our distribution facilities. These risks are especially significant because many of the products we sell are characterized by rapid technological change, obsolescence and price erosion (e.g., computer hardware, software and consumer electronics), and because our distribution facilities sometimes stock large quantities of particular types of inventory. There can be no assurance that we will be able to identify and offer products necessary to remain competitive, maintain our gross margins, or avoid or minimize losses related to excess and obsolete inventory. We currently have limited return rights with respect to products we purchase from Apple, HP, Lenovo, and certain other vendors, but these rights vary by product line, are subject to specified conditions and limitations, and can be terminated or changed at any time.

We may need additional financing and may not be able to raise additional financing on favorable terms or at all, which could increase our costs, limit our ability to grow and dilute the ownership interests of existing stockholders.

We require substantial working capital to fund our business. We believe that our current working capital, including our existing cash balance, together with our future cash flows from operations and available borrowing capacity under our line of credit, will be adequate to support our current operating plans for at least the next twelve months. However, if we need additional financing, such as for acquisitions or expansion or to fund a significant downturn in sales or an increase in operating expenses, there are no assurances that adequate financing will be available on acceptable terms, if at all. We may in the future seek additional financing from public or private debt or equity financings to fund additional expansion, or take advantage of opportunities or favorable market conditions. There can be no assurance such financings will be available on terms favorable to us or at all. To the extent any such financings involve the issuance of equity securities, existing stockholders could suffer dilution. If we raise additional financing through the issuance of equity, equity-related or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders will experience dilution of their ownership interests. If additional financing is required but not available, we would have to implement further measures to conserve cash and reduce costs. However, there is no assurance that such measures would be successful. Our failure to raise required additional financing could adversely affect our ability to maintain, develop or enhance our product offerings, take advantage of future opportunities, respond to competitive pressures or continue operations.

Rising interest rates could negatively impact our results of operations and financial condition.

A significant portion of our working capital requirements has historically been funded through borrowings under our credit facility, which functions as a working capital line of credit and bears interest at variable rates, tied to the LIBOR or prime rate. In connection with and as part of the line of credit, we also entered into a term note, bearing interest at the same rate as our credit facility. If the variable interest rates on our line of credit and term note increase, we could incur greater interest expense than we have in the past. Rising interest rates, and our increased interest expense that would result from them, could negatively impact our results of operations and financial condition.

We may be subject to claims regarding our intellectual property, including our business processes, or the products we sell, any of which could result in expensive litigation, distract our management or force us to enter into costly royalty or licensing agreements.

Third parties have asserted, and may in the future assert, that our business or the technologies we use infringe their intellectual property rights. As a result, we may be subject to intellectual property legal proceedings and claims in the ordinary course of our business. We cannot predict whether third parties will assert additional claims of infringement against us in the future or whether any future claims will prevent us from offering popular products or operating our business as planned. If we are forced to defend against any third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could result in the imposition of a preliminary injunction preventing us from continuing to operate our business as currently conducted throughout the duration of the litigation or distract our technical and management personnel. If we are found to infringe, we may be required to pay monetary damages, which could include treble damages and attorneys’ fees for any infringement that is found to be willful, and either be enjoined or required to pay ongoing royalties with respect to any technologies found to infringe. Further, as a result of infringement claims either against us or against those who license technology to us, we may be required, or deem it advisable, to develop non-infringing technology, which could be costly and time consuming, or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are enjoined or required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar technology on reasonable terms on a timely basis, our business, results of operations and financial condition could be materially harmed. Similarly, we may be required incur substantial monetary and diverted resource costs in order to protect our intellectual property rights against infringement by others.

Furthermore, we sell products manufactured and distributed by third parties, some of which may be defective. If any product that we sell were to cause physical injury or damage to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every claim that could be asserted. If a successful claim were brought against us in excess of our insurance coverage, it could expose us to significant liability. Even unsuccessful claims could result in the expenditure of funds and management time and could decrease our profitability.

Costs and other factors associated with pending or future litigation could materially harm our business, results of operations and financial condition.

From time to time we receive claims and become subject to litigation, including consumer protection, employment, intellectual property and other commercial litigation related to the conduct of our business. Additionally, we may from time to time institute legal proceedings against third parties to protect our interests. Any litigation that we become a party to could be costly and time consuming and could divert our management and key personnel from our business operations. In connection with any such litigation, we may be subject to significant damages or equitable remedies relating to the operation of our business. We cannot determine with any certainty the costs or outcome of pending or future litigation. Any such litigation may materially harm our business, results of operations and financial condition.

We may fail to expand our merchandise categories, product offerings, websites and processing systems in a cost-effective and timely manner as may be required to efficiently operate our business.

We may be required to expand or change our merchandise categories, product offerings, websites and processing systems in order to compete in our highly competitive and rapidly changing industry or to efficiently operate our business. Any failure on our part to expand or change the way we do business in a cost-effective and timely manner in response to any such requirements would likely adversely affect our operating results, financial condition and future prospects. Additionally, we cannot assure you that we will be able to or successful in implementing any such changes when and if they are required.

We have generated substantially all of our revenue in the past from the sale of computer hardware, software and accessories and consumer electronics products. Expansion into new product categories may require us to incur significant marketing expenses, develop relationships with new vendors and comply with new regulations. We may lack the necessary expertise in a new product category to realize the expected benefits of that new category. These requirements could strain our managerial, financial and operational resources. Additional challenges that may affect our ability to expand into new product categories include our ability to:

•                  establish or increase awareness of our new brands and product categories;

•                  acquire, attract and retain customers at a reasonable cost;

•                  achieve and maintain a critical mass of customers and orders across all of our product categories;

•                  attract a sufficient number of new customers to whom our new product categories are targeted;

•                  successfully market our new product offerings to existing customers;

•                  maintain or improve our gross margins and fulfillment costs;

•                  attract and retain vendors to provide our expanded line of products to our customers on terms that are acceptable to us; and

•                  manage our inventory in new product categories.

We cannot be certain that we will be able to successfully address any or all of these challenges in a manner that will enable us to expand our business into new product categories in a cost-effective or timely manner. If our new categories of products or services are not received favorably, or if our suppliers fail to meet our customers’ expectations, our results of operations would suffer and our reputation and the value of the applicable new brand and our other brands could be damaged. The lack of market acceptance of our new product categories or our inability to generate satisfactory revenue from any expanded product categories to offset their cost could harm our business.

We may not be able to attract and retain key personnel such as senior management and information technology specialists.

Our future performance will depend to a significant extent upon the efforts and abilities of certain key management and other personnel, including Frank F. Khulusi, our Chairman of the Board, President and Chief Executive Officer, as well as other executive officers and senior management. The loss of service of one or more of our key management members could have a material adverse effect on our business. Our success and plans for future growth will also depend in part on our management’s continuing ability to hire, train and retain skilled personnel in all areas of our business. For example, our management information systems and processes require the services of employees with extensive knowledge of these systems and processes and the business environment in which we operate, and in order to successfully implement and operate our systems and processes we must be able to attract and retain a significant number of information technology specialists. We may not be able to attract, train and retain the skilled personnel required to, among other things, implement, maintain, and operate our information systems and processes, and any failure to do so would likely have a material adverse effect on our operations.

If we fail to achieve and maintain adequate internal controls, we may not be able to produce reliable financial reports in a timely manner or prevent financial fraud.

We monitor and will be periodically testing our internal control procedures. We may from time to time identify deficiencies which we may not be able to remediate. In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we cannot provide reliable financial reports on a timely basis or prevent financial fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Any inability to effectively manage our growth may prevent us from successfully expanding our business.

The growth of our business has required us to make significant additions in personnel and has significantly increased our working capital requirements. Although we have experienced significant sales growth in the past, such growth should not be considered indicative of future sales growth. Such growth has resulted in new and increased responsibilities for our management personnel and has placed and continues to place significant strain upon our management, operating and financial systems, and other resources. Any future growth, whether organic or through acquisition, may result in increased strain. There can be no assurance that current or future strain will not have a material adverse effect on our business, financial condition, and results of operations, nor can there be any assurance that we will be able to attract or retain sufficient personnel to continue the expansion of our operations. Also crucial to our success in managing our growth will be our ability to achieve additional economies of scale. We cannot assure you that we will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect upon our business, financial condition and results of operations.

Our advertising and marketing efforts may be costly and may not achieve desired results.

We incur substantial expense in connection with our advertising and marketing efforts. Postage represents a significant expense for us because we generally mail our catalogs to current and potential customers through the U.S. Postal Service. Any future increases in postal rates will increase our mailing expenses and could have a material adverse effect on our business, financial condition and results of operations. We also incur significant expenses related to purchasing the paper we use in printing our catalogs. The cost of paper has fluctuated over the last several years, and may increase in the future. We believe that we may be able to recoup a portion of any increased postage and paper costs through increases in vendor advertising rates, but no assurance can be given that any efforts we may undertake to offset all or a portion of future increases in postage, paper and other advertising and marketing costs through increases in vendor advertising rates will be successful or sustained, or that they will offset all of the increased costs. Furthermore, although we target our advertising and marketing efforts on current and potential customers who we believe are likely to be in the market for the products we sell, we cannot assure you that our advertising and marketing efforts will achieve our desired results. In addition, we periodically adjust our advertising expenditures in an effort to optimize the return on such expenditures. Any decrease in the level of our advertising expenditures which may be made to optimize such return could adversely affect our sales.

Changes and uncertainties in the economic climate could negatively affect the rate of information technology spending by our customers, which would likely have an impact on our business.

An important element of our business strategy is to increasingly focus on commercial and public sector sales. During the most recent economic downturn in the U.S. and elsewhere, commercial and public sector entities generally reduced, often substantially, their rate of information technology spending. Continued and future changes and uncertainties in the economic climate in the U.S. and elsewhere could have a similar negative impact on the rate of information technology spending of our current and potential customers, which would likely have a negative impact on our business and results of operations, and could hinder our growth.

Increased product returns or a failure to accurately predict product returns could decrease our revenue and impact profitability.

We make allowances for product returns in our consolidated financial statements based on historical return rates. We are responsible for returns of certain products ordered through our catalogs and websites from our distribution center, as well as products that are shipped to our customers directly from our vendors. If our actual product returns significantly exceed our allowances for returns, our revenue and profitability could decrease. In addition, because our allowances are based on historical return rates, the introduction of new merchandise categories, new products, changes in our product mix, or other factors may cause actual returns to exceed return allowances, perhaps significantly. In addition, any policies that we adopt that are intended to reduce the number of product returns may result in customer dissatisfaction and fewer repeat customers.

Our business may be harmed by fraudulent activities on our websites, including fraudulent credit card transactions.

We have received in the past, and anticipate that we will receive in the future, communications from customers due to purported fraudulent activities on our websites, including fraudulent credit card transactions. Negative publicity generated as a result of fraudulent conduct by third parties could damage our reputation and diminish the value of our brand name. Fraudulent activities on our websites could also subject us to losses and could lead to scrutiny from lawmakers and regulators regarding the operation of our websites. We expect to continue to receive requests from customers for reimbursement due to purportedly fraudulent activities or threats of legal action against us if no reimbursement is made.

We may be liable for misappropriation of our customers’ personal information.

If third parties or our employees are able to penetrate our network security or otherwise misappropriate our customers’ personal information or credit card information, or if we give third parties or our employees improper access to our customers’ personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, identify theft or other similar fraud-related claims. This liability could also include claims for other misuses of personal information, including for unauthorized marketing purposes. Other liability could include claims alleging misrepresentation or our privacy and data security practices. Any such liability for misappropriation of this information could decrease our profitability. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding whether they misused or inadequately secured personal information regarding consumers. We could incur additional expenses if new laws or regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

We seek to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure online transmission of confidential information such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms that we use to protect sensitive customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Our security measures are designed to protect against security breaches, but our failure to prevent such security breaches could subject us to liability, damage our reputation and diminish the value of our brand-name.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or our marketing efforts.

We mail catalogs and send electronic messages to names in our proprietary customer database and to potential customers whose names we obtain from rented or exchanged mailing lists. Worldwide public concern regarding personal privacy has subjected the rental and use of customer mailing lists and other customer information to increased scrutiny and regulation. As a result, we are subject to increasing regulation relating to privacy and the use of personal information. For example, we are subject to various telemarketing and anti-spam laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of operating and growing our business. In addition, several states have proposed legislation that would limit the uses of personal information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13 years of age. Bills proposed in Congress would expand online privacy protections already provided to adults. Moreover, proposed legislation in the U.S. and existing laws in other countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and provide users with the ability to access, correct and delete personal information stored by companies. These data protection regulations and enforcement efforts may restrict our ability to collect or transfer demographic and personal information from users, which could be costly or harm our marketing efforts. Further, any violation of domestic or foreign or domestic privacy or data protection laws and regulations, including the national do-not-call list, may subject us to fines, penalties and damages, which could decrease our revenue and profitability.

The security risks of e-commerce may discourage customers from purchasing goods from us.

In order for the e-commerce market to be successful, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our websites and choose not to purchase from our websites. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of Internet usage and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Any security breach could expose us to risks of loss, litigation and liability and could seriously damage our reputation and disrupt our operations.

Credit card fraud could decrease our revenue and profitability.

We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce our revenues or increase our operating costs. We may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, or if credit card companies require more burdensome terms or refuse to accept credit card charges from us, our revenue and profitability could decrease.

Our facilities and systems are vulnerable to natural disasters or other catastrophic events.

Our headquarters, customer service center and the majority of our infrastructure, including computer servers, are located near Los Angeles, California in an area that is susceptible to earthquakes and other natural disasters. Our distribution facilities, which are located in Memphis, Tennessee and Irvine, California, house the product inventory from which a substantial majority of our orders are shipped, and are also in areas that are susceptible to natural disasters and extreme weather conditions such as earthquakes, fire, floods and major storms. A natural disaster or other catastrophic event, such as an earthquake, fire, flood, severe storm, break-in, terrorist attack or other comparable events in the areas in which we operate could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders in a timely manner, or at all. Our systems, including our management information systems, websites and telephone system, are not fully redundant, and we do not have redundant geographic locations or earthquake insurance. Further, California periodically experiences power outages as a result of insufficient electricity supplies. These outages may recur in the future and could disrupt our operations. We currently have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur.

We rely on independent shipping companies to deliver the products we sell.

We rely upon third party carriers, especially Federal Express and UPS, for timely delivery of our product shipments. As a result, we are subject to carrier disruptions and increased costs due to factors that are beyond our control, including employee strikes, inclement weather and increased fuel costs. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers. We do not have a written long-term agreement with any of these third party carriers, and we cannot be sure that these relationships will continue on terms favorable to us, if at all. If our relationship with any of these third party carriers is terminated or impaired, or if any of these third parties are unable to deliver products for us, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage alternative carriers on a timely basis or on terms favorable to us, if at all. Potential adverse consequences include:

•                  reduced visibility of order status and package tracking;

•                  delays in order processing and product delivery;

•                  increased cost of delivery, resulting in reduced margins; and

•                  reduced shipment quality, which may result in damaged products and customer dissatisfaction.

Furthermore, shipping costs represent a significant operational expense for us. Any future increases in shipping rates could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to compete successfully against existing or future competitors, which include some of our largest vendors.

The business of direct marketing of computer hardware, software, peripherals and electronics is highly competitive, based primarily on price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, and availability of technical or product information. We compete with other direct marketers, including CDW, Insight Enterprises, and PC Connection. In addition, we compete with computer retail stores and resellers, including superstores such as Best Buy and CompUSA, certain hardware and software vendors such as Apple and Dell Computer that sell or are increasing sales directly to end users, online resellers such as Amazon.com, Newegg.com and TigerDirect.com, government resellers such as GTSI, CDWG and GovConnection, software only resellers such as Soft Choice and Software House International and other direct marketers and value added resellers of hardware, software and computer-related and electronic products. In the direct marketing and Internet retail industries, barriers to entry are relatively low and the risk of new competitors entering the market is high. Certain of our existing competitors have substantially greater financial resources than we have. There can be no assurance that we will be able to continue to compete effectively against existing competitors, consolidations of competitors or new competitors that may enter the market.

Furthermore, the manner in which our products and services are distributed and sold is changing, and new methods of sale and distribution have emerged and serve an increasingly large portion of the market. Computer hardware and software vendors have sold, and may intensify their efforts to sell, their products directly to end users. From time to time, certain vendors, including Apple and HP, have instituted programs for the direct sale of large quantities of hardware and software to certain large business accounts. These types of programs may continue to be developed and used by various vendors. Vendors also may attempt to increase the volume of software products distributed electronically to end users’ personal computers. Any of these competitive programs, if successful, could have a material adverse effect on our business, financial condition and results of operations.

Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

The level of sales generated from our websites, both in absolute terms and as a percentage of our net sales, has increased in recent years in part because of the growing use and acceptance of the Internet by end-users. Continued growth of our Internet sales is dependent on potential customers using the Internet in addition to traditional means of commerce to purchase products. Widespread use of the Internet could decline as a result of disruptions, computer viruses or other damage to Internet servers or users’ computers. If consumer use of the Internet to purchase products decline in any significant way, our business, financial condition and results of operations could be adversely affected.

Our earnings and growth rate could be adversely affected by changes in economic and geopolitical conditions.

Weak general economic conditions, along with uncertainties in political conditions could adversely impact our revenue, expenses and growth rate. In addition, our revenue, gross margins and earnings could deteriorate in the future as a result of unfavorable economic or political conditions.

The success of our Canadian call center is dependent, in part, on our receipt of government labor credits.

In June 2003, we established a Canadian call center serving the U.S. market. One of the benefits we receive from having our Canadian call center is that we can claim Canadian government labor credits on eligible compensation paid to qualifying employees at the call center. The term of the government program that provides for these labor credits is currently scheduled to terminate at the end of 2007. During the period through 2007, we expect to annually claim labor credits of up to 35% of eligible compensation paid to our qualifying employees under the program. The success of our Canadian call center is dependent, in part, on our receipt of the government labor credits we expect to receive. While management believes the amounts claimed are collectible, if we do not receive these expected labor credits, or a sufficient portion of them, then the costs of operating our Canadian call center may exceed the benefits it provides us and our operating results would likely suffer. In addition, while we are currently reviewing alternative programs in an effort to partially replace in the future the labor credits we receive under the existing program, there can be no assurance that we will be able to identify or qualify for an acceptable alternative program or that any such program will replace in the future the amount of labor credits we receive under the current program.

We are exposed to the risks of business and other conditions in the Asia Pacific region.

All or portions of certain of the products we sell are produced, or have major components produced, in the Asia Pacific region. We engage in U.S. dollar denominated transactions with U.S. divisions and subsidiaries of companies located in that region as well. As a result, we may be indirectly affected by risks associated with international events, including economic and labor conditions, political instability, tariffs and taxes, availability of products, natural disasters and currency fluctuations in the U.S. dollar versus the regional currencies. In the past, countries in the Asia Pacific region have experienced volatility in their currency, banking and equity markets. Future volatility could adversely affect the supply and price of the products we sell and their components and ultimately, our results of operations.

In the third quarter of 2005, we opened an office in the Philippines in connection with our cost reduction initiatives, and we may increase these and other offshore operations in the future. Establishing offshore operations may entail considerable expense before we realize cost savings, if any, from these initiatives. Our limited operating history in the Philippines, as well as the risks associated with doing business overseas and international events, could prevent us from realizing the expected benefits from our Philippines operations. For example, a national state of emergency was temporarily in effect in the Philippines in early 2006 as a result of political unrest. We could be subject to similar risks and uncertainties, particularly if and to the extent we increase or establish new offshore operations, in the Philippines or elsewhere in the future.

The increasing significance of our foreign operations exposes us to risks that are beyond our control and could affect our ability to operate successfully.

In order to enhance the cost-effectiveness of our operations, we have increasingly sought to shift portions of our operations to jurisdictions with lower cost structures than that available in the United States. The transition of even a portion of our business operations to new facilities in a foreign country involves a number of logistical and technical challenges that could result in operational interruptions, which could reduce our revenues and adversely affect our business. We may encounter complications associated with the set-up, migration and operation of business systems and equipment in a new facility. This could result in disruptions that could damage our reputation and otherwise adversely affect our business and results of operations.

To the extent that we shift any operations or labor offshore to jurisdictions with lower cost structures, we may experience challenges in effectively managing those operations as a result of several factors, including time zone differences and regulatory, legal, cultural and logistical issues. Additionally, the relocation of labor resources may have a negative impact on our existing employees, which could negatively impact our operations. If we are unable to effectively manage our offshore personnel and any other offshore operations, our business and results of operations could be adversely affected.

We cannot be certain that any shifts in our operations to offshore jurisdictions will ultimately produce the expected cost savings. We cannot predict the extent of government support, availability of qualified workers, future labor rates, or monetary and economic conditions in any offshore locations where we may operate. Although some of these factors may influence our decision to establish or increase our offshore operations, there are inherent risks beyond our control, including:

•                  political uncertainties;

•                  wage inflation;

•                  exposure to foreign currency fluctuations;

•                  tariffs and other trade barriers; and

•                  foreign regulatory restrictions and unexpected changes in regulatory environments.

We will likely be faced with competition in these offshore markets for qualified personnel, and we expect this competition to increase as other companies expand their operations offshore. If the supply of such qualified personnel becomes limited due to increased competition or otherwise, it could increase our costs and employee turnover rates. One or more of these factors or other factors relating to foreign operations could result in increased operating expenses and make it more difficult for us to manage our costs and operations, which could cause our operating results to decline and result in reduced revenues.

We are subject to risks associated with the evolution of, and consolidation within, our industry.

The personal computer industry has undergone significant change in the past several years. In addition, many new, cost-effective channels of distribution have developed in the industry, such as the Internet, computer superstores, consumer electronic and office supply superstores, national direct marketers and mass merchants. Many computer resellers are consolidating operations and acquiring or merging with other resellers and/or direct marketers to achieve economies of scale and increased efficiency. The current industry reconfiguration and the trend towards consolidation could cause the industry to become even more competitive, further increase pricing pressures and make it more difficult for us to maintain our operating margins or to increase or maintain the same level of net sales or gross profit. Declining prices, resulting in part from technological changes, may require us to sell a greater number of products to achieve the same level of net sales and gross profit. Such a trend could make it more difficult for us to continue to increase our net sales and earnings growth. In addition, growth in the personal computer market has slowed. If the growth rate of the personal computer market were to further decrease, our business, financial condition and operating results could be materially adversely affected.

Our success is in part dependent on the accuracy and proper utilization of our management information systems.

Our ability to analyze data derived from our management information systems, including our telephone system, to increase product promotions, manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis and to maintain cost-efficient operations, is dependent upon the quality and utilization of the information generated by our management information systems. We regularly upgrade our management information system hardware and software to better meet the information requirements of our users, and believe that to remain competitive, it will be necessary for us to upgrade our management information systems on a regular basis in the future. We currently operate our management information systems using an HP3000 Enterprise System. HP has indicated that it will support this system until December 2008, by which time we expect that we will need to seek third party support for our HP3000 Enterprise System or upgrade to other management information systems hardware and software. In addition to the costs associated with such upgrades, the transition to and implementation of new or upgraded hardware or software systems can result in system delays or failures which could impair our ability to receive, process, ship and bill for orders in a timely manner. We do not currently have a redundant or back-up telephone system, nor do we have complete redundancy for our management information systems. Any interruption in our management information systems, including those caused by natural disasters, could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to provide satisfactory customer service, we could lose customers or fail to attract new customers.

Our ability to provide satisfactory levels of customer service depends, to a large degree, on the efficient and uninterrupted operation of our customer service operations. Any material disruption or slowdown in our order processing systems resulting from labor disputes, telephone or Internet failures, power or service outages, natural disasters or other events could make it difficult or impossible to provide adequate customer service and support. Furthermore, we may be unable to attract and retain adequate numbers of competent customer service representatives and relationship managers for our business customers, each of which is essential in creating a favorable interactive customer experience. If we are unable to continually provide adequate staffing and training for our customer service operations, our reputation could be seriously harmed and we could lose customers or fail to attract new customers. In addition, if our e-mail and telephone call volumes exceed our present system capacities, we could experience delays in placing orders, responding to customer inquiries and addressing customer concerns. Because our success depends largely on keeping our customers satisfied, any failure to provide high levels of customer service would likely impair our reputation and decrease our revenues.

Our stock price may be volatile.

We believe that certain factors, such as sales of our common stock into the market by existing stockholders, fluctuations in our quarterly operating results, changes in market conditions affecting stocks of computer hardware and software manufacturers and resellers generally and companies in the Internet and e-commerce industries in particular, could cause the market price of our common stock to fluctuate substantially. Other factors that could affect our stock price include, but are not limited to, the following:

•                  failure to meet investors’ expectations regarding our operating performance;

•                  changes in securities analysts’ recommendations or estimates of our financial performance;

•                  publication of research reports by analysts;

•                  changes in market valuations of similar companies;

•                  announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•                  actual or anticipated fluctuations in our operating results;

•                  litigation developments; and

•                  general market conditions or other economic factors unrelated to our performance.

The stock market in general, and the stocks of computer and software resellers, and companies in the Internet and electronic commerce industries in particular, and other technology or related stocks, have in the past experienced extreme price and volume fluctuations which have been unrelated to corporate operating performance. Such market volatility may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. Such litigation, if asserted against us, could result in substantial costs to us and cause a likely diversion of our management’s attention from the operations of our company.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of such shares.

SELLING STOCKHOLDERS

We issued the shares of common stock offered pursuant to this prospectus to the selling stockholders in connection with our acquisition of SARCOM on September 17, 2007. None of the selling stockholders have had any material relationship with us or our predecessors or affiliates in the past three years other than in connection with our acquisition of SARCOM. As a result of the acquisition, Daniel A. Schneider serves as Executive Vice President of Business Solutions and John R. Strauss serves as Executive Vice President of Services for our SARCOM, Inc. subsidiary, and Howard Schapiro serves as President of The Abreon Group, a division of SARCOM, Inc.

The shares to be offered by the selling stockholders are “restricted” securities under applicable securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to resell these shares publicly. The selling stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on The Nasdaq Global Market or any other market on which our common stock may subsequently be listed. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being offered by this prospectus.

The registered shares may be sold directly or through brokers or dealers, as well as by any of the other means noted under “Plan of Distribution” below. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. Our securities that are beneficially owned by the selling stockholders were acquired in the ordinary course of business and, at the time of the acquisition, such selling stockholders did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The following table sets forth information with respect to the beneficial ownership of our common stock held as of October 12, 2007 by the selling stockholders, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be the beneficial owner of a security if the person has the right to acquire beneficial ownership of the security within 60 days, including through conversion of another security. Furthermore, securities are deemed to be beneficially owned by a person if he directly or indirectly has or shares voting or investment power with respect to the securities. The combined shares of common stock beneficially owned by the selling security holders listed below prior to this offering represented 4.7% of our outstanding shares of common stock as of October 12, 2007, based on an aggregate of 13,490,798 shares of our common stock outstanding as of such date. The following table assumes that the selling stockholders will sell all of the shares being offered by this prospectus.

Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of Offering	Percentage of Outstanding Common Stock Owned Upon Completion of Offering
Zohar CDO 2003-I, Limited(1)	337,478	337,478	—	—
Zohar II 2005-I, Limited(2)	169,707	169,707	—	—
Charles E. Sweet	63,398	63,398	—	—
Robert F. Angart & Company(3)	19,019	19,019	—	—
John R. Strauss	19,019	19,019	—	—
Daniel A. Schneider	12,680	12,680	—	—
Howard Schapiro	12,680	12,680	—	—

(1)

Zohar CDO 2003-I, Limited (“Zohar 2003”) is an exempted company organized under the laws of the Cayman Islands. Patriarch Partners VIII, LLC, as Collateral Manager of Zohar 2003, has sole voting and investment control over the shares of common stock held by Zohar 2003. Lynn Tilton, Manager of Patriarch Partners VIII, LLC, is the natural person with voting and investment control over the shares of common stock held by Zohar 2003.

(2)

Zohar II 2005-I, Limited (“Zohar 2005”) is an exempted company organized under the laws of the Cayman Islands. Patriarch Partners XIV, LLC, as Collateral Manager of Zohar 2005, has sole voting and investment control over the shares of common stock held by Zohar 2005. Lynn Tilton, Manager of Patriarch Partners XIV, LLC, is the natural person with voting and investment control over the shares of common stock held by Zohar 2005.

(3)	Robert F. Angart & Company is a sole proprietorship. Robert F. Angart, as sole proprietor, has sole voting and investment control over the shares of common stock held by Robert F. Angart & Company.

PLAN OF DISTRIBUTION

The selling stockholders may sell the shares of common stock offered pursuant to this prospectus from time to time. When we use the term “selling stockholders” in this prospectus, it includes donees, distributees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in the table of “Selling Stockholders” elsewhere in this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on The Nasdaq Global Market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. The selling stockholders may also use one or more of the following methods to sell the shares of common stock offered pursuant to this prospectus:

•                  a block trade in which a selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•                  a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•                  an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange; and

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. To the extent required, this prospectus will be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of section 2(a)(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed “underwriters” within the meaning of section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock offered pursuant to this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, in connection with the sale of the shares offered pursuant to this prospectus. We have agreed to keep such registration statement effective from the date the registration is declared effective by the SEC until the earliest to occur of (i) September 17, 2009, (ii) the date on which all of the shares of common stock offered pursuant to this prospectus have been sold by the selling stockholders, and (iii) the date on which all of the shares of common stock offered pursuant to this prospectus may be sold or transferred pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time) without any volume or manner of sale restrictions thereunder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, Irvine, California.

EXPERTS

The consolidated financial statements (including the related financial statement schedule) incorporated in this prospectus by reference to PC Mall, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the exhibits thereto, contains additional information about us and the securities offered pursuant to this prospectus. We refer you to the registration statement and exhibits thereto for further information regarding us and the securities offered pursuant to this prospectus.

We are subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information about us that we file or furnish electronically with the SEC are available at the SEC’s website at www.sec.gov. Additionally, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC and applicable law allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

We incorporate the following documents into this prospectus by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 12, 2007, as amended on Form 10-K/A filed with the SEC on April 30, 2007;

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 15 and August 14, 2007, respectively;

3.	Our Current Reports on Form 8-K filed with the SEC on February 6, June 7, June 15, June 21, August 20 and September 18, 2007;

4.	All other reports we have filed with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended December 31, 2006;

5.

The description of our common stock contained in our Registration Statement on Form 8-A, filed on March 31, 1996 under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

6.	All other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

We also incorporate into this prospectus by reference all filings we make pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement (of which this prospectus is a part) and prior to effectiveness of such registration statement (other than information disclosed under Items 2.02 or 7.01 of any such Current Report on Form 8-K and exhibits relating to such disclosure that are furnished in connection therewith, unless otherwise specifically stated in the applicable Form 8-K). Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus. You may request a copy any of the foregoing filings, at no cost, by writing or calling us at 2555 W. 190th Street, Suite 201, Torrance, California 90504, or (310) 354-5600, Attention: Corporate Secretary.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$341
Legal fees and expenses	20,000
Accounting fees and expenses	20,000
Miscellaneous expenses	5,000
Total	$45,341

Item 15. Indemnification of Directors and Officers

Our Certificate of Incorporation eliminates, to the fullest extent permissible under Delaware statutory or decisional law, as amended or interpreted, the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that our directors and officers are to be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss incurred in their capacity as directors and officers of our company.

We have entered into indemnification agreements with each of our current directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our Certificate of Incorporation, as well as certain procedural protections. We also maintain a directors’ and officers’ liability insurance policy insuring our directors and officers.

Item 16. Exhibits

The Exhibit Index attached to this registration statement is incorporated herein by reference.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to this offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

 (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on the 17th day of October, 2007.

PC MALL, INC.

By:	/s/ Frank F. Khulusi
Frank F. Khulusi
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of PC Mall, Inc., do hereby constitute and appoint Frank F. Khulusi and Brandon H. La Verne, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank F. Khulusi	Chairman of the Board of Directors, President and Chief Executive Officer	October 17, 2007
Frank F. Khulusi	(Principal Executive Officer)

/s/ Brandon H. La Verne	Interim Chief Financial Officer, Treasurer and Chief Accounting Officer	October 17, 2007
Brandon H. La Verne	(Principal Financial and Accounting Officer)

/s/ Thomas A. Maloof	Director	October 17, 2007
Thomas A. Maloof

/s/ Ronald B. Reck	Director	October 17, 2007
Ronald B. Reck

/s/ Paul C. Heeschen	Director	October 17, 2007
Paul C. Heeschen

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of August 17, 2007, by and among the Registrant, Mall Acquisition 2, Inc., SARCOM, Inc., and certain stockholders of SARCOM, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on September 18, 2007)

4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(C) to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended September 30, 2002 (File No. 0-25790) filed with the SEC on November 14, 2002)

4.2

Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2000 (File No. 0-25790) filed with the SEC on April 2, 2001)

4.3

Registration Rights Agreement, dated as of September 17, 2007, by and among the Registrant and the selling stockholders (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on September 18, 2007)

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page hereof)